Employment Agreement between
                         Paul Woitach ("Executive") and
                            IGI, Inc. ("Corporation")

1. Position: Executive is to serve as President and Chief Operating Officer of corporation. Executive will also be nominated, as a director of the Corporation at the earliest time in the future deemed appropriate by the Board of Directors. Upon the retirement of the current Chief Executive Officer of the Corporation, Executive will be the principal candidate for the position of Chief Executive Officer.

2. Term: The Initial term of this agreement is one year, commencing May 1, 1998, (the "effective date") and continuing through April 30, 1999 and, unless either party gives written notice to the other on or before February 28, 1999 or February 29, 2000 that the term will not be extended, the term will be extended automatically through April 30, 2000 and April 30, 2001, respectively.

3. Base Salary: Executive's Initial base salary will be $200,000 per year, with review for possible merit increases, not less than annually, and with no reduction permitted.

4.   Cash Bonuses:

     (a) Executive will receive bonuses at the end of 1998 and 1999 in amounts equal to 20% of the base salary for each year with no reduction permitted.

     (b) Executive will receive additional annual performance bonuses for 1998 and each subsequent year based upon the terms of the Corporation' s annual management performance bonus plan, which is to contain reasonable terms developed promptly by the Compensation Committee of the Corporation in consultation with Executive.

     Group/Executive Benefits: Executive and his family may participate on terms no less favorable to Executive than the terms provided to other senior executives of the Corporation, (with all waiting periods waived) in any group and/or executive life, hospitalization or disability insurance plan, health program, pension, profit sharing, ESOP, 401(k) and similar benefit plans (qualified, non-qualified and supplemental) or other fringe benefits of the Corporation, including not more than four weeks of vacation annually, and a monthly vehicle allowance.

     The company will pay all healthcare premiums for the Executive and his immediate family.

5.   Equity Based Incentive Compensation:

     (a) Executive is to receive as of the Effective Date, a grant of a ten-year option to purchase 100,000 shares of the Corporation which shall vest on the date which is six months after the Effective Date; and, an additional option for 100,000 shares which shall be made on January 5, 1999 and which shall vest on the first anniversary of the Effective Date. The exercise price for the shares will be $2.00 per share.

     (b) Executive will receive additional option grants (and perhaps other equity awards) in subsequent years consistent with the Corporation's then-current policies and practices (which policies and practices will be developed promptly by the Compensation Committee of the Corporation in consultation with Executive which approval will not be withheld unreasonably).

     (c) All equity-based awards will fully vest upon a Change of Control (as defined in paragraph 11, below).

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6.   Automobile Allowance: Executive shall receive an automobile allowance in the amount of $600.00 per month.

7.   Relocation:

     (a) The Corporation will pay all reasonable temporary living expenses for Executive in a location near the headquarters of the Corporation. If Executive elects to relocate his family's residence to be closer to the headquarters of the Corporation, the Corporation will pay up to $50,000 to cover all reasonable costs of such relocation

8.   Termination: Employment under the agreement may be terminated:

     (a)  By Executive's death or disability,

     (b) By the Corporation, upon written notice to Executive if for Cause (as described in paragraph 9, below), or by giving at least 15 days' written notice to Executive if not for Cause, or

     (c) By Executive, with or without Good Reason (as described in paragraph 10, below), without liability to the Corporation, by giving at least 15 days' written notice to the Corporation.

9. Cause for Termination by the Corporation: "Cause" for the Corporation to terminate Executive's employment shall mean:

     (a) Executive's commission of an act materially and demonstrably detrimental to the interests (including the goodwill) of the Corporation or any of its subsidiaries, including violation of any statutory or regulatory requirements applicable to the business of the Corporation or any of its subsidiaries, which act constitutes willful misconduct by Executive in the performance of his material duties to the Corporation or any of its subsidiaries, or

     (b) Executive's commission of any material act of dishonesty or breach of trust resulting or intended to result in material personal gain or enrichment of Executive at the expense of the Corporation or any of its subsidiaries, or

     (c) Executive's conviction of a felony involving moral turpitude, but specifically excluding any conviction based entirely on vicarious liability.

No act or failure to act will be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Corporation.

10. Good Reason for Termination by Executive: "Good Reason" for Executive to terminate his employment shall mean:

     (a) The failure to re-elect Executive as President and Chief Operating Officer, or as a member of the Board of Directors as provided in paragraph 1.

     (b) Assignment of duties inconsistent with Executive's position, authority, duties or responsibilities, or any other action by the Corporation which results in a substantial diminution of such position, authority, duties or responsibilities, including any such diminution resulting from a sale or other disposition of a substantial portion of the assets of the corporation,

     (c) Any substantial breach by the Corporation of any of the provisions of Executive's employment agreement, or

     (d) The Corporation giving notice to Executive that the term will not be extended beyond April 30, 1999 or April 30, 2000 respectively.

     In addition, termination by Executive for any reason during the 60-day period immediately after a Change of Control shall be deemed to be a termination for Good Reason.

11. Change of Control: A "Change of Control" will be deemed to have occurred if:

     (a) Any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding for this purpose the Corporation or any subsidiary of the Corporation, or any employee benefit plan of the Corporation or any subsidiary of the Corporation, or any person or entity organized, appointed or established by the Corporation for or pursuant to the terms of such plan which acquires beneficial ownership of voting securities of the Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Corporation representing thirty-five percent (35%) or more of the combined voting power of the Corporation's then outstanding securities; provided, however, that no Change of Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Corporation; and provided further that no Change of Control will be deemed to have occurred if a person inadvertently acquires an ownership interest of 35% or more but then promptly reduces that ownership interest below 35%;

     (b) During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such two-year period constitute the Board of Directors of the Corporation and no new director(s) (except for a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described elsewhere in this paragraph 11) whose election by the Board or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute at least a majority thereof; or

     (c) The shareholders of the Corporation approve a plan of complete liquidation of the Corporation, an agreement for the sale of disposition of the Corporation or all or substantially all of the Corporation's assets, or a plan of merger or consolidation of the Corporation with any other corporation, except for a merger or consolidation in which the security owners of the Corporation immediately prior to the merger or consolidation continue to own at least sixty-five percent (65%) of the voting securities of the new (or continued) entity immediately after such merger or consolidation.

12.  Benefits Upon Termination of Employment:

     (a) If Executive's employment is terminated by death, disability, discharge by the Corporation for Cause, or resignation by Executive without Good Reason, Executive will be entitled to receive his base salary through the date of termination, any bonus or incentive or deferred compensation accrued as of the date of termination, and all other benefits which have accrued as of the date of termination.

     (b) If Executive's employment is terminated by death or disability, Executive will be entitled to receive, in addition to the compensation and benefits described in paragraph (a), above, the following benefits:

          (i) Immediate full vesting of all of Executive's otherwise unvested options to purchase shares of the Corporation, which options will be exercisable for a period of at least 2 years after the date of termination of employment, and

          (ii) Immediate vesting of all other equity or incentive compensation awards to Executive, which are not otherwise vested.

     (c) If, prior to May 1, 1999, Executive's employment is terminated by the Corporation other than for Cause of disability or is terminated by Executive for Good Reason, Executive will be entitled to receive, in addition to the compensation and benefits described in paragraphs (a) and (b), above, the following severance benefits:

          (i) Payment in a lump sum of an amount equal to Executive's twelve months Base Salary as in effect prior to the termination,

          (ii) Payment in a lump sum of the pro rata portion of Executive's Base Salary, guaranteed Cash Bonus, and target annual performance bonus as defined in sections 4(a) and 4(b) for the year of termination; and,

         (iii) Payment in a lump sum of an amount equal to Executive's target annual performance bonus for the year of termination,

          (iv) Continuation, for a period of twelve months after the date of termination , of Benefits and senior executive perquisites, including automobile allowance, at least equal to those which would have been provided if Executive's employment had continued for that time, including auto allowance and

          (v) Outplacement services, at the expense of the Corporation, from a provider reasonably selected by Executive.

     Provided, however if Executive's employment is terminated after April 30, 1999 by the Corporation other than for Cause disability or by Executive for Good Reason, the compensation and benefits described above will be modified in that the lump sum payments for base salary and bonuses will be one and one half times the respective amounts described in subparagraphs (i) and
     (iii), above, and the Benefits and perquisites described in subparagraph
     (iv), above, will be continued for a period of eighteen months.

     (d) If any Change of Control severance agreement between the Corporation and any other senior executive of the Corporation provides for any additional type of compensation or benefit, or a higher level of a particular type of compensation or benefit, compared to the compensation and benefits otherwise provided for Executive by his employment agreement in the event of the termination of Executive's employment after a Change of Control, Executive will also receive that additional type of, or higher level of, severance compensation or benefit.

13. No Duty to Mitigate: Any severance benefits payable to Executive will not be subject to reduction for any compensation received from other employment.

14. Gross-Up Payment for Golden Parachute Taxes: If it is determined that any payment by the Corporation to or for the benefit of Executive, under his employment agreement otherwise, would be subject to the federal excise taxes imposed on golden parachute payments, the Corporation will make an additional payment to Executive (the "Gross-Up Payment") in an amount sufficient to cover (a) any golden parachute excise tax payable by Executive, (b) all taxes on the Gross-Up Payment, and (c) all interest and/or penalties imposed with respect to such taxes.

15.  Fees and Expenses:

     The Corporation will pay all reasonable legal, accounting and other professional fees and related expenses incurred by Executive in connection with the negotiation and preparation of his employment agreement with the Corporation, up to $2500.00

16. Indemnification: To the full extent permitted by law, and by the bylaws of the Corporation, the Corporation will indemnify Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director or employee of the Corporation or any of its subsidiaries. The Corporation will maintain reasonable director and officer liability insurance coverage for all acts or omissions of Executive during his employment with the Corporation.

17. Binding of Successors: The Corporation will be required to have any successor to all or substantially all of its business and/or assets expressly assume and agree to perform Executive's employment agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

18. Completeness of Disclosure: The Corporation represents and warrants that it has disclosed to Executive, prior to entering into his employment agreement, all material facts regarding the financial condition of the Corporation and the future conduct of business by the Corporation.


/s/ Edward B. Hager                                         4/6/99
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IGI Inc.                                                      Date

/s/ Paul Woitach                                            4/6/99
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Executive                                                     Date